Exhibit 4.4

CYPRESS SEMICONDUCTOR CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

1.    I, [Employee Name], hereby elect to participate in the Cypress Semiconductor Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”) and subscribe to purchase shares of the Company’s Common Stock, with par value $.01, in accordance with this subscription agreement (this “Subscription Agreement”) and the Stock Purchase Plan.
2.    I hereby authorize payroll deductions from each paycheck in the amount of [__]% of my Compensation (not less than 2% nor more than 10%) commencing on the first payday of the next Offering Period in accordance with the Stock Purchase Plan. Such deductions are to continue during such Offering Period and for succeeding Offering Periods until I give instructions for a change in rate or termination of such deductions in accordance with the Company’s procedures in effect at such time. I understand that the Company may require me to submit any such change or termination electronically through the Stock Management Application at my.cypress.com and that the Stock Purchase Plan limits the frequency and extent of any rate changes.
3.    I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Stock Purchase Plan. I further understand that, except as otherwise set forth in the Stock Purchase Plan, shares will be purchased for me automatically on the Exercise Date for each Offering Period unless prior to such date I withdraw from the Stock Purchase Plan through the Stock Management Application (or otherwise in accordance with the Company’s procedures in effect at such time).
4.    Shares purchased for me under the Stock Purchase Plan will be deposited into my account with the brokerage firm designated by the Company from time to time as the broker to receive shares under the Stock Purchase Plan (currently E*TRADE Securities).
5.    I understand that there may be tax consequences to my participation in the ESPP as generally described below (though I acknowledge I should consult with my individual tax advisor to determine the applicability of any tax rules to my participation in the Stock Purchase Plan according to my personal circumstances).
If I am a citizen or resident of the United States, I understand that if I dispose of any shares received by me pursuant to the Stock Purchase Plan within two years from the Offering Date (the first trading day of the Offering Period during which I purchased such shares) or within one year from the Exercise Date (the date I acquired the shares), I may be treated for United States income tax purposes as having received ordinary income at the time of such disposition in an amount generally measured as the excess of the fair market value of the shares on the Exercise Date over the price I paid for the shares, and that I may be required to provide income tax withholding on that amount. I hereby agree to notify the Company in writing within 30 days after the date of any such disposition and to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon such disposition of the shares. The Company or my Employer (defined below), as applicable, may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of shares by me.
However, if I hold such shares until the expiration of both the two-year and the one-year holding periods described above and thereafter dispose of the shares at a price in excess of the price I paid for the shares, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price I paid for the shares, or (2) fifteen percent (15%) of the fair market value of the shares on the Offering Date (the first trading day of the Offering Period). The remainder of the gain, if any, recognized on such disposition will be taxed as a long-term capital gain.
If I hold shares acquired under the Stock Purchase Plan for the two-year and one-year holding periods described above, but then sell the shares at a price less than the price I paid for the shares, I will recognize no ordinary income and my loss on the sale will be treated as a long-term capital loss.
If I am not a citizen or resident of the United States, I understand that my country of residence may require Cypress and/or my employer (the “Employer”) to collect taxes from me based on a measure of income it deems taxable to me. Such taxes may be collected by Cypress or the Employer on any transaction proceeds that flow through my E*TRADE Securities account OR from future payroll payments, entirely in Cypress’ sole discretion, as further described in Appendices A and B.
6.    I have received a copy of the Company’s most recent Prospectus that describes the Stock Purchase Plan, and a copy of the Stock Purchase Plan (which appears as an exhibit to the Prospectus). I understand that my participation in the Stock Purchase Plan is in all respects subject to the terms of the Stock Purchase Plan. Copies of the Prospectus and the Stock Purchase Plan may be found on the Company’s corporate intranet website. Capitalized terms used but not otherwise defined in this Subscription Agreement have the meanings given to them in the Stock Purchase Plan.
7.    I hereby agree to be bound by the terms of the Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Stock Purchase Plan.
8.    I understand that (a) I may designate beneficiary(ies) to receive, in the event of my death, all payments and shares due me under the Stock Purchase Plan, and (b) currently, such designation may be submitted online through the Stock Management Application mentioned above.
9.     The provisions of this Subscription Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.    I acknowledge that a waiver by the Company of breach of any provision of this Subscription Agreement shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, or of any subsequent breach of this Subscription Agreement.
11.    Notwithstanding any provision of this Subscription Agreement to the contrary, if I reside in a country outside the United States or am otherwise subject to the laws of a country other than the United States, the option to purchase and the shares of Common Stock purchased under the Stock Purchase Plan shall be subject to the additional terms and conditions set forth in Appendix A to this Subscription Agreement and to any special terms and provisions as set forth in Appendix B for my country, if any. Moreover, if I relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Stock Purchase Plan. Appendices A and B constitute part of this Agreement.
12.     The Company reserves the right to impose other requirements on my participation in the Stock Purchase Plan and on any shares of Common Stock purchased under the Stock Purchase Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.    The Company may, in its sole discretion, decide to deliver any documents related to participation in the Stock Purchase Plan by electronic means or to request my consent to participate in the Stock Purchase Plan by electronic means. I hereby consent to receive such documents by electronic delivery and to participate in the Stock Purchase Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME ELECTRONICALLY OR IN WRITING TO THE STOCK ADMINISTRATOR, OR UNLESS OTHERWISE TERMINATED PURSUANT TO THE STOCK PURCHASE PLAN.
By clicking on the “Agree” button below, I am agreeing to the terms of this Subscription Agreement, including Appendix A and Appendix B attached hereto. I understand I will receive a prompt confirmation of my submission by email to my Cypress address.

Agree ☐                 Reset ☐

APPENDIX A
(GENERAL TERMS FOR NON-U.S. PARTICIPANTS)

The following terms and conditions apply to participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Subscription Agreement, unless otherwise indicated herein.

1.    The following provision supplements Section 5 of this Subscription Agreement:

Responsibility for Taxes. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Stock Purchase Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Purchase Plan, including but not limited to, the offer of the Stock Purchase Plan, my enrollment in the Stock Purchase Plan, the purchase of shares of Common Stock, the issuance of Common Stock pursuant to such purchase, the sale of shares of Common Stock acquired under the Stock Purchase Plan or the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of my Plan participation to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold, report and/or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by the means described in Section 5 of this Subscription Agreement.
The Company may withhold or account for Tax-Related Items by considering the minimum statutory withholding amounts or other withholding rates applicable to my jurisdictions, including maximum applicable rates. I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Stock Purchase Plan that cannot be satisfied by the means previously described. If I fail to comply with my obligations in connection with the Tax Related Items, the Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares of Common Stock to me.

2.    Nature of Grant. By making an electronic election to enroll and participate in the Stock Purchase Plan (which serves as my agreement to the terms of this Subscription Agreement) and by participating in the Stock Purchase Plan, I acknowledge, understand and agree that:

(a)
the Stock Purchase Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted in the Stock Purchase Plan;

(b)
the grant of options under the Stock Purchase Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)	all decisions with respect to future options, if any, will be at the sole discretion of the Company;

(d)	I am voluntarily participating in the Stock Purchase Plan;

(e)	the options and the shares of Common Stock subject to the options are not intended to replace any pension rights or compensation;

(f)
the options and the shares of Common Stock subject to the options are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)
the options and my participation in the Stock Purchase Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary or affiliate of the Company;

(h)
unless otherwise agreed to with the Company, the Stock Purchase Plan and shares of Common Stock subject to the Stock Purchase Plan, and the income and value of the same, are not granted as consideration for, or in connection with, the service I may provide as a director of any Subsidiary or affiliate of the Company;

(i)
the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and the value of the shares of Common Stock purchased under the Stock Purchase Plan may increase or decrease, even below the option price;

(j)
no claim or entitlement to compensation or damages shall arise from my inability to continue to participate in the Stock Purchase Plan due to the termination of my employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I perform services or my employment agreement, if any), and in consideration of the grant of options under the Stock Purchase Plan to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company, the Employer, or any Subsidiary or affiliate of the Company, waive my ability, if any, to bring any such claim, and release the Company, the Employer and any Subsidiary or affiliate of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Stock Purchase Plan, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)
in the event of termination of my employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I perform services or my employment agreement, if any), my right to participate in the Stock Purchase Plan and purchase shares of Common Stock (if any) will terminate effective as of the date that I am no longer actively providing service and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when I am no longer actively providing service for purposes of the Stock Purchase Plan (including whether I am considered to be providing services while on leave of absence);

(l)
unless otherwise provided in the Stock Purchase Plan or by the Company in its discretion, the right to purchase shares of Common Stock and the benefits evidenced by this Subscription Agreement do not create any entitlement to have the Stock Purchase Plan or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(m)
neither the Company, the Employer or any Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. Dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of Common Stock or the subsequent sale of any shares of Common Stock purchased under the Stock Purchase Plan.

3.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Stock Purchase Plan, or my acquisition or sale of shares of Common Stock under the Stock Purchase Plan. I should consult with my own personal tax, legal and financial advisors regarding my participation in the Stock Purchase Plan before taking any action related to the Stock Purchase Plan.

4.    Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data (“Data”) as described in this Subscription Agreement and any other Stock Purchase Plan participation materials by and among, as applicable, the Employer, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Stock Purchase Plan.
I understand that the Company and the Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number (e.g. resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, and details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Stock Purchase Plan.

I understand that Data may be transferred to the Company’s designated Plan broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Stock Purchase Plan. I understand that the recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, its designed Plan broker and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Stock Purchase Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Stock Purchase Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Stock Purchase Plan.

I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Stock Purchase Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

5.    Governing Law and Choice of Venue. The grant of Common Stock and the provisions of this Subscription Agreement are governed by, and subject to, the laws of the State of Delaware without regard to the conflict-of-laws principles thereof.
For purposes of litigating any dispute that arises directly or indirectly from the Stock Purchase Plan or this Subscription Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California or the federal courts for the United States District Court for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

6.    Insider Trading Restrictions/Market Abuse Laws. I acknowledge that, depending on my country, I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell shares of Common Stock or rights to Common Stock under the Stock Purchase Plan during such times as I am considered to have “inside information” regarding the Company (as such phrase or analogous phrase is defined by applicable laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions, and I should speak to my personal advisor on this matter.

7.    Exchange Control and Foreign Asset/Account Reporting. I understand that my country may have certain foreign asset and/or account reporting requirements which may affect my ability to acquire or hold shares of

Common Stock under the Stock Purchase Plan or cash received from participating in the Stock Purchase Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I acknowledge that it is my responsibility to be compliant with such regulations, and I should speak to my personal advisor on this matter.

8.    Language. If I have received this Subscription Agreement or any other document related to the Stock Purchase Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
9.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Stock Purchase Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Stock Purchase Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

APPENDIX B
(COUNTRY-SPECIFIC TERMS AND NOTICES FOR NON-U.S. PARTICIPANTS)

Terms and Conditions

This Appendix B includes special, country-specific terms and conditions that apply to me if I reside and/or work in one of the countries covered by this Appendix B. This Appendix B is part of the Subscription Agreement and contains terms and conditions material to participation in the Stock Purchase Plan. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Stock Purchase Plan and the Subscription Agreement.

Notifications

The information herein is based on the securities and other laws in effect in the respective countries as of May 2015 and is provided solely for informational purposes. Such laws are often complex, change frequently, and results may differ based on the particular facts and circumstances. I understand that, as a result, the Company strongly recommends that I do not rely on the information in this Appendix B as the only source of information relating to the consequences of my participation in the Stock Purchase Plan because the information may be out of date at the time I purchase or sell shares of Stock acquired under the Stock Purchase Plan.

In addition, I understand that the information contained herein is general in nature and might not apply to my particular situation, and the Company is not in a position to assure me of any particular result. Accordingly, I understand that I should seek appropriate professional advice as to how the relevant laws in my country may apply to my situation.

If I reside in one of the countries below, I am participating in the Non- 423 Plan Component, and accordingly, I may not take advantage of the favorable U.S. tax treatment for employee stock purchase plans that meet the requirements of Section 423 of the U.S. Internal Revenue Code of 1986, as amended. I understand that I should consult with my own personal tax advisor to determine how the tax laws in my country apply to my particular situation.

Finally, I understand that if I am a citizen or resident of a country other than the country in which I am currently residing and/or working, transfer employment or residency after the start of an Offering Period, or am considered a resident of another country for local law purposes, the notices contained in this Appendix B might not be applicable to me.

ALL EUROPEAN ECONOMIC AREA COUNTRIES
Terms and Conditions
Employee. Due to regulatory requirements in the European Economic Area (“EEA”), all Employees working for Designated Companies in the EEA are eligible to participate in the Non-423 Plan Component regardless of whether they are (i) customarily employed for at least twenty (20) hours per week or (ii) customarily employed for more than five (5) months in a calendar year.

BELGIUM

Notifications

Undertaking. Under current Belgian tax law, we understand that there is a tax advantage to participants if they execute an undertaking to hold the shares for two years from the Exercise Date. As we understand it, the fair market value of the shares on the Exercise Date is deemed (for income tax purposes) to be 100/120 (i.e., 83⅓%) of the actual fair market value of the shares which may lead to a more favorable tax result for you. However, please check with your tax advisor for additional details.
If you wish to take advantage of this two-year hold agreement, you should contact Human Resources. They will send you an undertaking form. You should also keep a copy of the undertaking for your records and include a copy of the undertaking when filing your income tax return.
You are encouraged to consult your personal tax advisors for information on the tax consequences of executing the undertaking and participating in the Stock Purchase Plan.
Foreign Asset / Account Reporting Notification.  If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return, and will have to provide the Central Contact Point with the National Bank of Belgium (“CP”) with the account number, the name of the bank with which the account was opened and the country in which it was opened in a separate report the first time you report the foreign security and/or bank account on your annual income tax return. The forms to complete this report are now available on the website of the National Bank of Belgium.
Individuals who indicated in their tax returns for the income years 2011, 2012 and/or 2013 that they maintained a foreign account will receive a letter from the tax authorities requiring them to provide the information about the account to the CP.

CHINA

Terms and Conditions

Mandatory Sale Restriction. By electing to participate in the Stock Purchase Plan, I acknowledge that, due to regulatory requirements in China, the Company has reserved the right to require the sale of any shares of the Company’s Common Stock purchased by me under the Stock Purchase Plan within 30 days following the termination of my employment with the Company or any of its Designated Subsidiaries. I authorize the Company, in its sole discretion, to instruct its designated broker to assist with the mandatory sale of the Common Stock following my termination of employment and I expressly authorize the Company’s designated broker to complete the sale of such Common Stock on my behalf pursuant to this authorization upon receipt of the Company’s instructions. I further acknowledge that the neither the Company nor its designated broker is obligated to arrange for the sale of the Common Stock at any particular price and that, upon the sale of the Common Stock, the proceeds (less brokerage fees and/or commissions) will be remitted to me in accordance with applicable exchange control laws and regulations. I realize that it will be my responsibility to pay any capital gains or other taxes due upon the sale of these shares.

Exchange Control Restrictions. By electing to participate in the Stock Purchase Plan, I acknowledge that due to exchange control laws in China, I (i) will not be permitted to transfer any shares of the Company’s Common Stock acquired under the Stock Purchase Plan out of my account with the Company’s designated broker, and (ii) will be required to repatriate all cash proceeds resulting from my participation in the Stock Purchase Plan, including cash dividends paid by the Company on shares of the Company’s Common Stock acquired under the Stock Purchase Plan or the sale of such shares of Common Stock (together, the “cash proceeds”). Further, I understand that, under local law, such repatriation of the cash proceeds may need to be effected through a special exchange control account established by the Company or a Designated Subsidiary in China, and I hereby consent and agree that the cash proceeds may be transferred to such special account prior to being delivered to me and that any interest earned on the cash proceeds prior to distribution of the cash proceeds to me shall be retained by the Company to partially offset the cost of administering the Stock Purchase Plan. I understand that the cash proceeds may be paid to me from this account in U.S. dollars or in local currency, at the Company’s discretion. If the cash proceeds are paid in U.S. dollars, I understand that I will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted into local currency, I acknowledge and agree that the Company is under no obligation to secure any particular exchange conversion rate, and that it may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. As such, I acknowledge and agree that I bear the risk of any fluctuations that may occur in the currency conversion rate between the time the cash dividend is paid and/or the shares of Common Stock are sold, as applicable, and the date that the resulting cash proceeds are converted into local currency.

Further, I agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Withholding of Taxes. By electing to participate in the Stock Purchase Plan, I acknowledge and agree that the Employer may withhold from any salary, wages and/or other cash compensation due to me (including bonuses or proceeds from the sale of shares of Common Stock) any income and other taxes arising from my purchase of shares of Common Stock or require me to pay any taxes arising from my purchase of shares of Common Stock by cash or check prior to any distribution of shares or proceeds acquired under the Stock Purchase Plan. I further acknowledge and agree that the Employer may remit the amounts paid or withheld or paid to local tax authorities on my behalf.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent. By accepting this Subscription Agreement, I confirm having read and understood the documents relating to this grant (the Stock Purchase Plan and the Subscription Agreement), which were provided in the English language. I accept the terms of those documents accordingly.
En acceptant cet Accord de Souscription, je confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan d'Achat d'Actions et cet Accord de Souscription) qui ont été communiqués en langue anglaise. J’accepte les termes de ces documents en connaissance de cause.
Payroll Deduction Authorization. Below is a translation of Sections 2 and 3 of the Subscription Agreement:
J'autorise par les présentes les déductions sur mes salaires d'un montant égal à _ % de ma Rémunération (pourcentage ne pouvant être inférieur à 2 % et ne pouvant être supérieur à 10%) à chaque date de paiement de ma Rémunération durant la Période d'Offre, conformément au Plan d'Achat d'Actions. Ces déductions continueront à être effectuées au titre des Périodes d'Offre suivantes jusqu'à ce que je donne instruction écrite afin de modifier ou arrêter ces déductions.
3. Je comprends que ces déductions sur salaires seront cumulées en vue de l'acquisition d'Actions Ordinaires au prix déterminé conformément au Plan d'Achat d'Actions. De plus, je comprends que, sauf si cela en est prévu autrement dans le Plan d'Achat d'Actions, les actions seront automatiquement acquises pour mon compte à la Date d'Exercice de chaque Période d'Offre, sauf dans le cas où je cesse ma participation au Plan d'Achat d'Actions en donnant des instructions écrites en ce sens à la Société.
GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including shares acquired under the Stock Purchase Plan) must be reported on a monthly basis to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). You are responsible for making this report.

In the unlikely event that you hold shares exceeding 10% of the total capital of the Company, you must report your holdings in the Company on an annual basis.

HONG KONG

Terms and Conditions

Form of Contributions.  Notwithstanding Section 2 of this Subscription Agreement, I acknowledge and agree that I may be required to participate in the Stock Purchase Plan by means other than payroll deductions (e.g., bank wire or check) if the Company, in its discretion, determines that collection of payroll deductions is not permissible or administratively feasible.

In this regard and upon notice by the Company, I understand and agree that no payroll deductions will be made from my Compensation and that I will be required to make contributions for the purchase of shares under the Stock Purchase Plan by the means set forth in such notice.  I further understand and agree that no shares of Common Stock will be purchased on my behalf under the Stock Purchase Plan if I fail to submit my contributions in the manner required by such notice and/or the Stock Purchase Plan.

Sale Restriction. Shares received at purchase are a personal investment. I agree that I will not sell any shares of Common Stock acquired under the Stock Purchase Plan to the public or otherwise for a period of at least six months from the beginning of the Offering Period.

Notifications

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. The grant and shares of Common Stock purchased under the Stock Purchase Plan do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and certain of its Designated Subsidiaries. The Subscription Agreement, the Stock Purchase Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible Employee and may not be distributed to any other person.

Nature of the Stock Purchase Plan. I understand that the Stock Purchase Plan is a voluntary plan and I acknowledge that any contributions I elect to make under the Stock Purchase Plan are made by me on an entirely voluntary basis. I understand that I may freely withdraw from participation in the Stock Purchase Plan in accordance with the provisions of the Stock Purchase Plan.

INDIA

Notifications

Exchange Control Information. Indian residents must repatriate to India any proceeds from the sale of shares within 90 days of receipt and any dividends received in relation to shares within 180 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and should retain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with the applicable exchange control laws in India.

Foreign Asset/Account Reporting Notification. Indian residents are required to declare in their annual tax returns (a) any foreign assets they hold and (b) any foreign bank accounts for which they have signing authority.

IRELAND

Terms and Conditions

Nature of Grant. This provision supplements Section 2, Nature of Grant, of Appendix A of this Subscription Agreement:

In accepting the grant, I acknowledge that I understand and agree that the benefits received under the Stock Purchase Plan will not be taken into account for any redundancy or unfair dismissal claim.

Notifications

Director Notification Obligation. If you are a director, shadow director A shadow director is an individual who is not on the board of directors of the Subsidiary but who has sufficient control such that the board of directors of the Subsidiary acts in accordance with the directions or instructions of the individual. or secretary of an Irish Subsidiary, you must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., options, shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

There are pending changes to this notification requirement. Under these pending changes, the notification will be required only if the interest received or disposed of exceeds 1% of the Company. You should confer with your personal legal advisor to determine whether this notification requirement applies to you.
ISRAEL

Terms and Conditions

Payroll Deduction Authorization. By electing to participate in the Stock Purchase Plan, I authorize the Employer to make deductions from my salary, in accordance with and subject to the limitations under applicable law.

Withholding of Taxes. By electing to participate in the Stock Purchase Plan, I acknowledge and agree that the Employer and/or its appointed agents may withhold from any salary, wages and/or other cash compensation due to me (including bonuses or proceeds from the sale of shares of Common Stock) any income and other taxes arising from my purchase of shares of Common Stock or require me to pay any taxes arising from my purchase of shares of Common Stock by cash or check prior to any distribution of shares or proceeds acquired under the Stock Purchase Plan, in accordance with the provisions of the Israel Income Tax ordinance and/or any directives or pre-ruling issued by the Israel Tax Authority. I further acknowledge and agree that the Employer and/or its agents may remit the amounts paid or withheld or paid to local tax authorities on my behalf.

Data Privacy. I acknowledge and agree that the use of Data pursuant to Section 4, Data Privacy, of Appendix A may entail transfers of Data outside of Israel, including further transfers thereafter.

Notifications
Securities Laws. Participation in the Stock Purchase Plan shall be subject to compliance with the Israeli Securities Law, 1968, the rules and regulations promulgated thereunder and the directives of the Israel Securities Authority as they apply to the Stock Purchase Plan.

ITALY

Terms and Conditions

Data Privacy. This provision replaces in its entirety Section 4, Data Privacy, of Appendix A:

As it relates to my participation in the Stock Purchase Plan, I understand that my Employer, the Company and any of its Subsidiary corporations or affiliated companies may hold certain personal information about me, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships I hold in the Company, details of the Stock Purchase Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing my participation in the Stock Purchase Plan (“Data”).

I also understand that providing the Company with the Data is necessary for the performance of the Stock Purchase Plan and that my refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect my ability to participate in the Stock Purchase Plan. The Controller of personal data processing is Cypress Semiconductor 198 Champion Court, San Jose, California 95134, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Spansion International Inc. (a subsidiary of Cypress Semiconductor Corporation)- Pittlerstraße 47, Langen, Germany.

I understand that my Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Stock Purchase Plan. I further understand that the Company and/or its Subsidiary corporations or affiliated companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of my participation in the Stock Purchase Plan, and that the Company and/or its Subsidiary corporations or affiliated companies may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Stock Purchase Plan, including any requisite transfer to a broker or another third party with whom I may elect to deposit any shares of Common Stock acquired under the Stock Purchase Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing my participation in the Stock Purchase Plan. I understand that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Stock Purchase Plan, it will delete my Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Stock Purchase Plan.

I understand that Data processing related to the purposes specified above shall take place under automated or non- automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of my Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Stock Purchase Plan. I understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, ask for rectification of my Data and cease, for legitimate reason, the Data processing. Furthermore, I am aware that my Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Spansion International Inc. (a subsidiary of Cypress Semiconductor Corporation)- Pittlerstraße 47, Langen, Germany.

Plan Document Acknowledgment. In participating in the Stock Purchase Plan, I acknowledge that I have received a copy of the Stock Purchase Plan and the Subscription Agreement and have reviewed the Stock Purchase Plan and the Subscription Agreement, in their entirety and fully understand and accept all provisions of the Stock Purchase Plan and this Subscription Agreement. I further acknowledge that I have read and specifically and expressly approve the following sections of this Subscription Agreement: (i) Section 2, payroll deduction authorization; (ii) Section 1, Responsibility for Taxes, of Appendix A; (iii) Section 3, Nature of Grant, of Appendix A; (iv) Section 5, Governing Law and Venue, of Appendix A; and (v) the Data Privacy provision set forth above.

JAPAN

Notifications

Foreign Account / Assets Reporting Information.  Japanese residents holding assets outside of Japan (e.g., shares of Common Stock purchased under the Stock Purchase Plan) with a total net fair market value exceeding ¥50,000,000 (or an equivalent amount in foreign currency) as of December 31 each year, are required to report the details of such assets to the Japanese tax authorities by March 15th of the following year. I acknowledge that I should consult with my personal tax advisor to determine my personal reporting obligations.

KOREA

Terms and Conditions

Data Privacy. I hereby acknowledge that I have read and understood the terms regarding the collection, processing and transfer of Data contained in Section 4, Data Privacy, of Appendix A and, by enrolling and participating in the Stock Purchase Plan, I agree to such terms. In this regard, upon request of the Company or the Employer, I agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company) should the Company and/or the Employer deem such agreement or consent necessary under applicable data privacy laws, either now or in the future. I understand I will not be able to participate in the Stock Purchase Plan if I fail to execute any such consent or agreement.
Power of Attorney. I understand that, if a Power of Attorney form is required to effect transfer of my payroll deductions outside of South Korea for the purchase of shares of Common Stock under the Stock Purchase Plan, I must print, sign, and return any Power of Attorney form provided to me by my local human resources representative or the Administrator in order to participate in the Stock Purchase Plan.
Notifications
Exchange Control Information. Exchange control laws require South Korean residents who realize US$500,000 or more in a single transaction from the sale of shares of Common Stock or receipt of dividends to repatriate the proceeds to Korea within 18 months of the sale/receipt.
Foreign Asset/Account Reporting Notification. Korean residents must declare to the Korean tax authority all financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) they hold in foreign countries that have not entered into an inter-governmental agreement for automatic exchange of tax information” (“IGA”) with Korea. A report must be filed with the Korean tax authority if the monthly balance of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date during the calendar year. I acknowledge that I should consult with my personal tax adviser to determine whether the country in which I hold foreign accounts, if any, has entered into an IGA with Korea.
MALAYSIA

Terms and Conditions

Form of Contributions.  Notwithstanding Section 2 of this Subscription Agreement, I acknowledge and agree that I may be required to participate in the Stock Purchase Plan by means other than payroll deductions (e.g., bank wire or check) if the Company, in its discretion, determines that collection of payroll deductions is not permissible or administratively feasible.

In this regard and upon notice by the Company, I understand and agree that no payroll deductions will be made from my Compensation and that I will be required to make contributions for the purchase of shares under the Stock Purchase Plan by the means set forth in such notice.  I further understand and agree that no shares of Common Stock will be purchased on my behalf under the Stock Purchase Plan if I fail to submit my contributions in the manner required by such notice and/or the Stock Purchase Plan.

Data Privacy. This provision replaces in its entirety Section 4, Data Privacy, of Appendix A:

I hereby explicitly, voluntarily and unambiguously consent to the collection, record, holding, storage, use, disclosure, processing and/or transfer (collectively referred to as “Process”), in electronic or other form, of my personal data as described in this Appendix B and any other Stock Purchase Plan materials by and among, as applicable, the Employer, the Company, its Subsidiaries and affiliates or any third parties authorised by the same in assisting in the implementation, administration and management of my participation in the Stock Purchase Plan, solely for the purposes of facilitating the implementation, administration and management of my participation in the Stock Purchase Plan.
I understand that the Company and the Employer may Process certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Stock or directorships held in the Company and/or the Employer, the fact and conditions of my participation in the Stock Purchase Plan, details of all purchase rights, options or any other entitlement to Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Stock Purchase Plan. The source of the Data is from the Employer as well as information which I am providing to the Company and the Employer in connection with the Stock Purchase Plan.
I also authorize any transfer and/or Processing of Data, as may be required, to E*TRADE Financial Services, Inc. or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Stock Purchase Plan and/or with whom any shares of Common Stock acquired under the Stock Purchase Plan are deposited.  I acknowledge that these recipients may be located in my country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than my country, which may not give the same level of protection to my Data.  I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize the Company, E*TRADE Financial Services, Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing my participation in the Stock Purchase Plan to Process my Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Stock Purchase Plan.

I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Stock Purchase Plan.

I understand that I may, at any time;

(a)	request access to view such Data;

(b)	request additional information about the Processing of my Data;

(c)	require any necessary amendments or removal of any Data; or

(d)	refuse or withdraw the consents herein, in any case, without cost.

The department to whom written requests for access to Data or amendments and/or deletion of Data is:

Department name:	Human Resources
Contact Person:
Address:
Telephone Number:
E-mail address:

Further, I understand that I am providing the consents herein on a purely voluntary basis.  If I do not consent, or if I later seek to revoke consent, or I elect not to provide certain categories of my Data, my employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing consent, or electing not to provide certain categories of my Data is that the Company would not be able to grant future options under the Stock Purchase Plan or other equity awards to me or administer or maintain such awards.  Therefore, I understand that refusing or withdrawing consent or electing not to provide certain categories of Data may affect my ability to participate in the Stock Purchase Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, or my election not to provide certain categories of Data, I understand that I may contact my Employer, the contact details of which have already been provided in this notice.

Privasi Data. Peruntukan ini menggantikan Seksyen 2, Privasi Data, Lampiran A, secara menyeluruh.

Saya dengan ini, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, perekodan, pempunyaian, penyimpanan, penggunaan, pendedahan, pemprosesan dan/atau pemindahan (dirujuk sebagai “Memproses” secara kolektif), dalam bentuk elektronik atau lain-lain, data peribadi saya seperti yang dinyatakan dalam Lampiran B ini dan mana-mana bahan penyertaan Pelan yang lain, oleh, seperti mana yang terpakai, Majikan, Syarikat, Subsidiari-subsidiari dan syarikat-syarikat sekutunya atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama bagi membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan saya dalam Pelan, semata-mata bagi tujuan memudahkan pelaksanaan, pentadbiran dan pengurusan penyertaan saya dalam Pelan.

Saya memahami bahawa Syarikat dan Majikan mungkin Memproses maklumat peribadi tertentu tentang saya, termasuk, tetapi tidak terhad kepada, nama saya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan, gaji, kewarganegaraan, jawatan, apa-apa syer Saham atau jawatan pengarah yang dipegang dalam Syarikat dan/atau Majikan, fakta-fakta dan syarat-syarat penyertaan saya dalam Pelan, butir-butir semua hak pembelian, opsyen atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah saya (“Data”), bagi tujuan eksklusif untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Sumber Data adalah daripada Majikan saya dan juga maklumat yang saya bekalkan kepada Syarikat dan Majikan berkaitan dengan Pelan.

Saya juga memberi keizinan untuk sebarang pemindahan dan/atau Pemprosesan Data saya, sebagaimana yang mungkin diperlukan, kepada E*TRADE Financial Services, Inc. atau pembekal perkhidmatan pelan saham yang lain yang mungkin dipilih oleh Syarikat pada masa hadapan yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau sesiapa yang menyimpan saham yang diperolehi di bawah Pelan ini.Saya mengakui bahawa penerima-penerima ini mungkin berada di negara saya atau mana-mana tempat yang lain, dan negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara saya, yang mungkin tidak memberi tahap perlindungan yang sama terhadap Data saya. Saya memahami bahawa saya boleh meminta satu senarai nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan saya. Saya memberi kuasa kepada Syarikat, E*TRADE Financial Services, Inc. dan mana-mana penerima lain yang mungkin membantu Syarikat (sekarang atau pada masa hadapan) untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan untuk Memproses Data saya, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan.

Saya memahami bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan.

Saya memahami bahawa saya boleh, pada bila-bila masa:

(a)	meminta akses untuk melihat Data;

(b)	meminta maklumat tambahan mengenai Pemprosesan Data saya;

(c)	meminta bahawa pindaan-pindaan atau pengeluaran dilaksanakan ke atas Data; atau

(d)	menolak atau menarik balik keizinan dalam ini, dalam mana-mana kes, tanpa kos..

Permintaan untuk akses, atau untuk meminda dan/atau menghapuskan Data, boleh dibuat secara bertulis kepada:

Nama Jabatan:	Sumber Manusia
Nama Pegawai dan Jawatan:
Alamat:
Nombor Telefon:
Alamat E-mel:

Selanjutnya, saya memahami bahawa saya memberikan keizinan di sini secara sukarela. Jika saya tidak bersetuju, atau jika saya ingin membatalkan keizinan saya, atau saya memilih untuk tidak memberikan kategori-kategori Data saya yang tertentu, status pekerjaan atau perkhidmatan dan kerjaya saya dengan Majikan tidak akan terjejas; tetapi jika saya tidak bersetuju atau menarik balik keizinan saya atau saya memilih untuk tidak memberikan kategori-kategori Data saya yang tertentu, Syarikat mungkin tidak dapat menganugerahkan opsyen atau anugerah ekuiti yang lain di bawah Pelan kepada saya atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, saya memahami bahawa jika saya enggan memberikan atau menarik keizinan saya atau saya memilih untuk tidak memberikan kategori-kategori Data saya yang tertentu, perbuatan saya boleh menjejaskan keupayaan saya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan saya untuk memberikan atau menarik balik keizinan saya atau apabila saya memilih untuk tidak memberikan kategori-kategori Data saya yang tertentu, saya memahami bahawa saya boleh menghubungi Majikan saya sepertimana yang dinyatakan dalam notis ini.

Notifications

Director Notification Obligation. If I am a director of a Malaysian Subsidiary, I am subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when I receive an interest (e.g., options, shares of Common Stock) in the Company or any related companies. In addition, I must notify the Malaysian Subsidiary when I sell shares of Common Stock, or shares of any related company (including when I sell shares of Common Stock acquired under the Stock Purchase Plan). These notifications must be made within fourteen (14) days of acquiring or disposing of any interest in the Company or any related company.

PHILIPPINES

Notifications

Securities Law Information. This offer of rights to purchase Common Stock is being made pursuant to an exemption from registration under Section 10.2 of the Philippines Securities Regulation Code that has been approved by the Philippines Securities and Exchange Commission. You should be aware of the risks of participating in the Stock Purchase Plan, which include (without limitation) the risk of fluctuation in the price of Common Stock on the NASDAQ stock exchange and the risk of currency fluctuations between the U.S. Dollar and your local currency. In this regard, you should note that the value of any Common Stock you may acquire under the Stock Purchase Plan may decrease, and fluctuations in foreign exchange rates between your local currency and the U.S. Dollar may affect the value of the option, or any amounts due to you upon the subsequent sale of shares acquired under the Stock Purchase Plan. The Company is not making any representations, projections or assurances about the value of Common Stock now or in the future.
The sale or disposal of Common Stock acquired under the Stock Purchase Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of the shares takes place outside of the Philippines through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on the NASDAQ stock exchange in the United States of America.
SINGAPORE

Terms and Conditions

Form of Contributions.  Notwithstanding Section 2 of this Subscription Agreement, I acknowledge and agree that I may be required to participate in the Stock Purchase Plan by means other than payroll deductions (e.g., bank wire or check) if the Company, in its discretion, determines that collection of payroll deductions is not permissible or administratively feasible.

In this regard and upon notice by the Company, I understand and agree that no payroll deductions will be made from my Compensation and that I will be required to make contributions for the purchase of shares under the Stock Purchase Plan by the means set forth in such notice.  I further understand and agree that no shares of Common Stock will be purchased on my behalf under the Stock Purchase Plan if I fail to submit my contributions in the manner required by such notice and/or the Stock Purchase Plan.

Notifications

Securities Law Information. The grant of the options is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares being subsequently offered for sale to any other party. The Stock Purchase Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the options are subject to section 257 of the SFA and you should not make any subsequent sale of the shares in Singapore, or any offer of such subsequent sale of the shares in Singapore, unless such sale or offer is made: (1) after 6 months of the grant of the options; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Chief Executive Officer and Director Notification Requirement. If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of a Singaporean Subsidiary or affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when you receive an interest (e.g., options, shares) in the Company or any related companies. In addition, you must notify the Singaporean Subsidiary or affiliate when you sell Common Stock of the Company or any related company (including when you sell Common Stock acquired under the Stock Purchase Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of interests in the Company or any related company within two business days of becoming the CEO or a director, associate director or shadow director.
SWEDEN

There are no country-specific provisions.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of shares) into Taiwan up to US$5,000,000 per year without justification. Remittance of funds for the purposes of acquiring shares should be made through an authorized foreign exchange bank.

There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Notifications

Exchange Control Information. If proceeds from the sale of shares or the receipt of dividends equal or exceed US$50,000 in a single transaction, Thai residents are required to repatriate such proceeds to Thailand immediately upon receipt. The funds must be converted into Thai Baht or deposited into a foreign currency account in Thailand within 360 days of remittance into Thailand. Thai residents will be required to provide information associated with the source of such income on the Foreign Exchange Transaction Form to the Bank of Thailand authorized agent for reporting to an exchange control officer. Because exchange control regulations change frequently and without notice, you should consult your personal tax advisor before selling Common Stock to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company, nor the Employer nor any other Subsidiary or affiliate will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

UK

Terms and Conditions

Responsibility for Taxes. The following language supplements Section 1, Responsibility for Taxes, of Appendix A to the Subscription Agreement:

I shall pay to the Company or the Employer any amount of tax that the Company or the Employer may be required to account to Her Majesty’s Revenue and Customs (“HMRC”) with respect to the event giving rise to the Tax-Related Items (the “Taxable Event”) that cannot be satisfied by the means described in Section 1 of Appendix A. If payment or withholding of the income tax due is not made within ninety (90) days after the end of the U.K. tax year in which the Taxable Event occurs, or such other period as required under U.K. law (the “Due Date”), I understand and agree that the amount of any uncollected tax shall constitute a loan owed by me to the Employer, effective on the Due Date. I agree that the loan will bear interest at the then-current HMRC Official Rate, it will be immediately due and repayable by me, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in this Subscription Agreement. If I fail to comply with my obligations in connection with the tax as described in this section, the Company may refuse to deliver the shares acquired under the Stock Purchase Plan.

Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Act), I understand that I shall not be eligible for a loan from the Company to cover the income tax due. In the event that I am a director or executive officer and the income tax is not collected from or paid by me by the Due Date, I acknowledge that the amount of any uncollected tax may constitute a benefit to me on which additional income tax and National Insurance Contributions (“NICs”) may be payable. I understand and agree that I will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any NICs due on this additional benefit which the Company or the Employer may recover from me by any of the means referred to in this Subscription Agreement.